UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 15, 2014

STRATEX OIL & GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Colorado	333-164856	94-3364776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Echo Lake Road, Watertown, CT	06795
(Address of principal executive offices)	(Zip Code)

713-353-4786
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2014, Stratex Oil & Gas Holdings, Inc. (“we” or the “Company the Company entered into an Employment Agreement with Michael J. Thurz (the “Employee”), to serve as our Chief Administrative Officer. Since July 2014, Mr. Thurz has served as a member of our Board of Directors. Below is a summary of the material provisions of such Employment Agreement which summary is qualified in its entirety by reference to the full text of the Employment Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

The Employment Agreement provides for an annual base salary of $200,000 for Mr. Thurz, subject to a 10% increase per annum. The initial term of employment under the Employment Agreement is four (4) years, unless earlier terminated by us or the Employee by reason of disability, for cause, for “good reason,” change of control or otherwise. In addition to his base salary, commencing January 1, 2015, Mr. Thurz will be eligible to earn a bonus (“Bonus”), as determined by our senior management. We have also agreed to reimburse the Employee for his medical insurance premiums and all reasonable out of pocket expenses incurred by him in furtherance of company business.

Upon termination of the Employee without “cause”, upon his resignation for “good reason”, or upon his termination following a “change of control” (each as defined in the Employment Agreement) the Employee will be entitled to receive from us a severance payment equal to two times (2.0X) his then current base salary.  The Employee shall also be entitled to any unpaid Bonus from the preceding year of employment.

Upon the execution of his Employment Agreement, Mr. Thurz was granted a stock option exercisable for up to 1,500,000 shares of our common stock at an exercise price of $0.30 per share. Such stock option vests over a 2 year period, expires in 5 years from the date of the grant and provides for cashless exercise and “piggy-back” registration rights. A Copy of the option agreement is attached as Exhibit 10.2 hereto and incorporated by reference herein.

Mr. Thurz is a certified public accountant (CPA) with approximately 14 years of audit experience. Since March 2010, Mr. Thurz has served as a Senior Vice President of Accounting Resources Inc., a company providing back office accounting through CFO level services for companies engaged in a variety of industries including oil & gas. While employed at Accounting Resources, Mr. Thurz assisted Stratex management with day to day accounting activities and the preparation of the Company’s periodic reports. From October 2007 to February 2010, he served as Audit Senior Manager at Saslow, Lufkin & Buggy, LLP and from February 1993 to June 2007, he served as President of National Supplement Warehouse, a vitamin and supplement retail store chain. Mr. Thurz received his BSBA (accounting) from the University of Hartford in 1987.

Item 8.01 Other Information

On September 18, 2014, the Westchester County Superior Court of the State of New York (the “Court”) (i) awarded the Company a judgment against Timothy Kelly (“Kelly) in the amount of $3,164,000 and (ii) dismissed “with prejudice”, all counterclaims previously asserted by Kelly against the Company.

As previously reported in our various filings with the Securities and Exchange Commission, in October 2013, the Company filed a complaint (Index No. 67528/2013) against Kelly seeking damages against him for breach of fiduciary duty and usurpation of corporate opportunities.  Kelly previously served as the President, Chief Operating Officer, Secretary and as a Director of the Company until his resignation on August 30, 2013.  In January 2014, Kelly filed a counterclaim for breach of contract against the Company, alleging that we breached that certain Termination Agreement, dated August 30, 2013 between Kelly and the Company.  Kelly alleged that the Company owed him a minimum of $500,000 in damages plus interest, and 2,500,000 shares of the Company’s restricted common stock.

By virtue of the Court’s ruling in our favor, we intend to vigorously pursue the enforcement of the $3,164,000 judgment awarded to us against Kelly and, going forward, we anticipate removing from the Company’s financial statements, a liability of approximately $800,000 of separation expense previously recorded.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Employment Agreement between the Company and Michael J. Thurz

10.2	Stock Option Agreement between the Company and Michael J. Thurz

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEX OIL & GAS HOLDINGS, INC.

Date: September 19, 2014	By:	/s/ Stephen Funk
Name: Stephen Funk
Title: Chief Executive Officer and Chief Financial Officer